EXHIBIT 10.22

PHASE FORWARD

880 Winter Street
Waltham, MA 02451, U.S.A.
Tel. (781) 890-7878
Fax. (781) 890-4848

This Executive Agreement (the "Agreement"), by and among Phase Forward Incorporated, a Delaware corporation (the "Company"), and the executive name below ("Executive"), sets forth the terms and conditions by which the Company will provide certain benefits for Executive under certain circumstances in the event of a termination of Executive's employment with the Company. The effective date of this Agreement shall be the date of last execution as set forth below (the "Execution Date").

PHASE FORWARD INCORPORATED	EXECUTIVE

By:	By:

Name:	Name:

Title:	Address:

Date:	Date:

        WHEREAS, Executive currently is an employee of the Company and an Officer (as hereinafter defined), and has made and is expected to continue to make significant contributions to the business, growth and financial strength of the Company;

        WHEREAS, the Company recognizes that the uncertainty regarding the consequences of a termination in Executive's employment as an Officer of the Company adversely affects the Company's ability to retain Executive;

        WHEREAS, the Company further recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as hereinafter defined) exists, which may alter the nature and structure of the Company, and recognizes that the uncertainty regarding the consequences of such an event adversely affects the Company's ability to retain Executive as an Officer;

        WHEREAS, the Company desires to more closely align Executive's interests with those of the shareholders of the Company with respect to any Change in Control that may benefit the shareholders;

        WHEREAS, the Company desires to assure itself of both present and future continuity of management in the event of a Change in Control, and desires to induce Executive to remain employed with the Company by establishing certain benefits for Executive applicable under certain circumstances in the event of a Change in Control, and Executive desires to be so induced; and

        WHEREAS, the parties desire to set forth in writing the terms and conditions of their agreement with respect to the provision of benefits for Executive applicable under certain circumstances in the event of a Change in Control;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations herein contained, it is agreed among the parties hereto as follows:

        1.    Term.    This Agreement shall continue for a term commencing on the Execution Date and ending on the date two years thereafter ("Initial Term"), and shall be automatically renewed from year to year thereafter for successive one-year terms (each a "Renewal Term") unless ninety (90) days prior to

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the expiration of the initial term or any renewal term, a party gives written notice of non-renewal to the other party; provided that any such notice provided by the Company any time during the period beginning on the date that is forty-five (45) days prior to the date upon which a definitive agreement for a Change in Control is publicly announced as having been executed by the Company (the "Announcement Date") and ending on the first anniversary of the effective date of a Change in Control, shall have no effect whatsoever, and the Agreement shall continue in force until such time as otherwise terminated in accordance with the terms hereof. If an effective notice of non-renewal is given as permitted hereunder, this Agreement will expire at the conclusion of either the initial term or the renewal term, whichever is applicable, unless terminated earlier in accordance with Section 2 hereof. The "Term" of this Agreement shall include the Initial Term, as well as any Renewal Term, if applicable, subject to termination at any time prior to the expiration of the Term as provided in Section 2 hereof; provided, however, that in the event of the first Change in Control to occur during the Term (including after any notice of non-renewal is given), the Term shall automatically continue through the first anniversary of the effective date of such Change in Control.

        2.    At-Will Status.    Notwithstanding any provision of this Agreement, Executive will remain employed at-will, so that Executive or the Company may terminate Executive's employment at any time, with or without notice, for any or no reason, and this Agreement shall not create or imply any right or duty of Executive or the Company to have Executive remain in the employ thereof for any period of time. This Agreement shall automatically terminate on the earliest date of (a) Executive's Termination Date (as hereinafter defined) if Executive's employment ceases for any reason other than due to an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control (as such terms are hereinafter defined); or (b) the date immediately following the one-year anniversary of the effective date of the first Change in Control to occur during the Term; provided, that, notwithstanding any provision in this Agreement to the contrary, if Executive's employment is terminated by the Company prior to a Change in Control for any reason other than for Cause, or ceases due to an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control, this Agreement shall remain in effect until all obligations of the parties hereunder have been fully satisfied.

        3.    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth herein:

          a.     "Cause" shall mean any one or more of the following: (i) Executive's willful failure or refusal (except due to Disability (as hereinafter defined) or a condition reasonably likely to be deemed a Disability with the passage of time) to perform substantially his/her duties on behalf of the Company for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure or refusal; (ii) Executive's conviction of, entry of a plea of guilty or nolo contendere to, or admission of guilt in connection with a felony; (iii) disloyalty, willful misconduct or breach of fiduciary duty by Executive which causes material harm to the Company; or (iv) Executive's willful violation of any confidentiality, developments or non-competition agreement which causes material harm to the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Company's Board of Directors (the "Board") (excluding Executive if he is a Director) at a meeting of the Board called and held for (but not necessarily exclusively for) that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel of his choice, to be heard by the Board) finding that Executive has, in the good faith opinion of the Board, engaged in conduct constituting Cause and specifying the particulars thereof in reasonable detail.

          b.     "Change in Control" shall mean the occurrence of any of the following events:

              (i)  The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization

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    less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately after such transaction is held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction;

             (ii)  The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

            (iii)  Any corporation or other legal person, pursuant to a tender offer, exchange offer, purchase of stock (whether in a market transaction or otherwise) or other transaction or event acquires securities representing 30% or more of the Voting Stock of the Company, or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any "person" (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act) of securities representing 30% or more of the Voting Stock of the Company;

            (iv)  The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing under or in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred; or

             (v)  If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period;

provided, however, that a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the Voting Stock, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock or because the Company reports that a change in control of the Company has occurred by reason of such beneficial ownership.

          c.     "Company" shall mean Phase Forward Incorporated, its assigns, and its Successors.

          d.     "Disability" shall mean any physical or mental disability that renders Executive unable to perform his/her essential job responsibilities for a cumulative period of 180 days in any twelve-month period, where such disability cannot be reasonably accommodated absent undue hardship.

          e.     "Executive Office" shall mean those offices of the Company domiciled in the United States that the Board in its reasonable discretion may designate from time to time as constituting an officer position pursuant to Section 16 of the Exchange Act and/or such other officers of the Company as the Board shall designate from time to time. Any person holding an Executive Office shall be an "Officer."

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          f.      "Incentive Pay Eligibility" shall mean the aggregate amount of any cash compensation derived from any bonus, incentive, performance, profit-sharing or similar agreement, policy, plan or arrangement of the Company that Executive is eligible to receive based upon the attainment of 100% target or quota with respect to any one year; provided, however that Incentive Pay Eligibility shall exclude any commission or bonus calculated on the basis of sales or bookings that Executive is eligible to received under the Company's 2004 Global Sales Incentive Compensation Plan or any successor plan thereto ("Sales Plan"), but will include any bonus calculated on the basis of (i) corporate objectives applicable to all executives of the Company (if specified in the Sales Plan) and (ii) any quarterly bonus calculated on the basis of quarterly quota achievement specified in the Sales Plan, assuming achievement of the greater of (x) 100% of the quarterly quota or (y) the actual percentage of the quarterly quota achieved prior to the Termination Date.

          g.     "Involuntary Termination Upon a Change in Control" shall mean the termination of the employment of Executive by the Company without Cause at any time within the period beginning on the date that is forty-five (45) days prior to the Announcement Date and ending on the first anniversary of the effective date of a Change in Control. "Involuntary Termination Upon Change in Control" shall not include any termination of Executive's employment (a) for Cause; (b) as a result of Executive's Disability; (c) as a result of Executive's death; or (d) by Executive for any reason.

          h.     "Resignation for Good Reason Upon a Change in Control" shall occur upon the receipt by the Company of Executive's notice specified below, if any of the following "Events" occur without Executive's prior written consent during the one-year period beginning on the effective date of a Change in Control:

              (i)  The substantial reduction of (1) Executive's aggregate base salary, (2) Executive's Incentive Pay Eligibility, or (3) the benefits for which Executive was eligible, in each case, in effect immediately prior to a Change in Control; unless, however, in the case of subclause (3) only, such reduction is due to an across-the-board reduction applicable to all senior executives of the Company and any Successor, and the benefits available to Executive after such across-the-board reduction are no less favorable than those available to similarly-situated executives of the Company and such Successor;

             (ii)  The permanent relocation of Executive's primary workplace to a location more than thirty (30) miles away from Executive's workplace in effect immediately prior to a Change in Control; or

            (iii)  Failure of any Successor to, or assignee of, the Company to assume the duties and obligations of the Company under this Agreement pursuant to Section 14 hereof; and

Within sixty (60) days after any such Event, Executive provides written notice to the Company describing with reasonable specificity the Event and stating his/her intention to resign from employment due to such Event.

          j.      "Severance Benefits" shall mean:

              (i)  payment of an amount equal to 50% (i.e., six (6) months) of the Executive's base salary, at the highest annualized rate in effect during the one year period immediately prior to the Termination Date payable, at Executive's election, either (x) in a lump sum payment on the Termination Date (subject to the expiration of any applicable revocation period required by law) or on any other later date designated by Executive; or (y) in equal monthly installments over the six (6) month period following the Termination Date; and

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             (ii)  In the event Executive elects after the Termination Date to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company will pay, on a monthly basis, Executive's monthly premium payments for each such coverage elected by Executive for Executive and his or her eligible dependents, if applicable, until the earliest of the following dates to occur with respect to each such elected coverage: (A) the six month anniversary of the Termination Date; (B) the date upon which Executive becomes covered under a comparable group plan for such applicable coverage; or (C) the date upon which Executive ceases to be eligible for COBRA continuation for such applicable coverage; and

            (iii)  At the sole discretion of the Company's Chief Executive Officer, (A) payment up to an amount determined by reference to what an Executive's Incentive Pay Eligibility for the periods preceding the Termination Date could have been but for the Executive's termination, and (B) payment up to an amount determined by reference to the commission or bonus (calculated on the basis of sales or bookings prior to the Termination Date) that the Executive could have received under the Sales Plan but for the Executive's termination.

          k.     "Stock Plans" shall mean the Phase Forward Incorporated Amended and Restated 1997 Stock Option Plan, the Phase Forward Incorporated 2004 Stock Option and Incentive Plan and any other stock plans or stock option plans established and maintained by the Company at any time during the Term and pursuant to which Executive holds any options, stock, awards and/or purchase rights, each as may be or may have been amended, excluding the 2004 Employee Stock Purchase Plan and any other plan adopted by the Company pursuant to Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

          l.      "Successor" shall mean any successor to the Company (whether direct or indirect, by Change in Control, operation of law or otherwise), including but not limited to any successor (whether direct or indirect, by Change in Control, operation of law or otherwise) to, or ultimate parent entity of any successor to, the Company.

          m.    "Termination Date" shall mean Executive's last date of employment with the Company.

          n.     "Vesting Date" shall have the meaning specified in Section 5.a.(iv) hereof.

        4.    Effect of a Termination without Cause.    If Executive's employment is terminated at any time prior to a Change in Control for any reason that does not constitute Cause, Executive shall be entitled to receive the following, subject to Section 8 hereof; provided, however that if such termination constitutes an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control, Executive shall instead be entitled to the Change in Control Benefits described in Section 5.a of this Agreement.

          a.     The Severance Benefits

          b.     Executive shall also be entitled to any unpaid compensation and benefits, and unused vacation accrued, through the Termination Date. Executive shall also be entitled to receive reimbursement for expenses that Executive reasonably and necessarily incurred on behalf of the Company prior to the Termination Date, provided that Executive submits expense reports and supporting documentation of such expenses as required by the practice or policy in effect at that time. Executive shall not be eligible for or entitled to any severance payments or benefits pursuant to a severance plan, program, arrangement, practice or policy of the Company, if any, that may be in effect as of the Termination Date, including without limitation any other agreement, entered into prior to the date hereof, that Executive may have with the Company regarding the subject matter hereof.

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        5.    Effect of Involuntary Termination Upon a Change in Control or Resignation for Good Reason Upon a Change in Control.    In the event of an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control during the Term, Executive shall be entitled to the following:

          a.     "Change in Control Benefits" as follows, subject to Section 8 hereof:

              (i)  Payment of an amount equal to 100% (i.e., 12 months) of the Executive's base salary, at the highest annualized rate in effect during the period between the date immediately prior to the effective date of a Change in Control and the Termination Date, payable in accordance with Section 5.a(v) below;

             (ii)  Payment of an amount equal to 50% of the highest amount of Executive's Incentive Pay Eligibility with respect to the period beginning in the year prior to that in which the Change in Control occurs and ending in the year in which Executive's employment is terminated, payable in accordance with Section 5.a(v) below; and

            (iii)  In the event Executive elects after the Termination Date to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company will pay Executive's monthly premium payments for each such coverage elected by Executive for Executive and his or her eligible dependents, if applicable, until the earliest of the following dates to occur with respect to each such elected coverage: (A) the first anniversary of the Termination Date; (B) the date upon which Executive becomes covered under a comparable group plan for such applicable coverage; or (C) the date upon which Executive ceases to be eligible for COBRA continuation for such applicable coverage.

            (iv)  Any and all unvested stock, stock options, awards and rights that were granted to Executive under any of the Stock Plans prior to the Termination Date shall immediately become fully vested and exercisable as of the Termination Date or, if Executive's employment was terminated within the three-month period prior to the Announcement Date, as of the Announcement Date (whichever may apply, the "Vesting Date"). Notwithstanding any contrary provision of any agreement relating to then outstanding stock, stock options, awards and rights granted to Executive under any of the Stock Plans after the Execution Date, all such stock, stock options, awards and rights granted after the Execution Date may be exercised by Executive (or Executive's heirs, estate, legatees, executors, administrators, and legal representatives) at any time during the period ending on the earlier of (A) the later of (i) three (3) months after the Vesting Date and (ii) if Executive dies within the three-month period after the Vesting Date, the first anniversary of the date of Executive's death, and (B) the scheduled expiration of such stock, stock option, award or right, as the case may be. Executive hereby acknowledges and agrees that, as a result of the operation of Section 4 and this subsection 5.a(ii), some or all of the "incentive stock options" (as defined in the Code) granted to Executive under the Stock Plans may no longer qualify as "incentive stock options" for U.S. federal income tax purposes, and Executive hereby consents to any such disqualification.

             (v)  Each of the payments set forth in subsections 5.a(i)-(iii) above (the "Cash Severance Benefits") shall be payable, at Executive's election, either (x) in a lump sum payment on the Vesting Date (subject to the expiration of any applicable revocation period required by law) or on any other later date designated by Executive; or (y) in equal monthly installments over the twelve (12) month period following the Vesting Date; provided that the payments described in Section 5.a(iii) hereof shall be paid on a monthly basis.

          b.     Executive shall also be entitled to any unpaid compensation and benefits, and unused vacation accrued, through the Termination Date. Executive shall also be entitled to receive

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reimbursement for final expenses that Executive reasonably and necessarily incurred on behalf of the Company prior to the Termination Date, provided that Executive submits expense reports and supporting documentation of such expenses as required by the practice or policy in effect at that time. Executive shall not be eligible for or entitled to any severance payments or benefits pursuant to a severance plan, program, arrangement, practice or policy of the Company, if any, that may be in effect as of the Termination Date, including without limitation any other agreement, entered into prior to the date hereof, that Executive may have with the Company regarding the subject matter hereof.

        6.    Effect of a Change in Control.    If a Change in Control occurs during the Term, then 25% of all stock, options, awards and purchase rights granted to Executive under the Phase Forward Incorporated 2004 Stock Option and Incentive Plan prior to such Change in Control shall immediately become fully vested and exercisable as of the effective date of a Change in Control. The 25% specified in the previous sentence is in addition to any stock, options, awards and purchase rights granted to Executive under any plan that were already vested and exercisable (or were otherwise scheduled to become vested and exercisable) as of the effective date of the Change in Control.

        7.    Liquidated Damages.    The parties hereto expressly agree that provision of the Severance Benefits or Change in Control Benefits to Executive in accordance with the terms of this Agreement will be liquidated damages, and that Executive shall not be required to mitigate the amount of any payments provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

        8.    Conditions of Severance Benefits and Change in Control Benefits.    Executive shall receive Severance Benefits and/or Change in Control Benefits only if Executive: (a) executes a separation agreement, which includes a general mutual release, in a form and of a scope reasonably acceptable to the parties hereto; (b) returns all property, equipment, confidential information and documentation of the Company; (c) has complied and continues to comply in all material respects with any noncompetition, inventions and/or nondisclosure obligations that Executive may owe to the Company, whether pursuant to an agreement or applicable law; and (d) provides a signed, written resignation of Executive's status as an officer, including, without limitation, an Executive Officer, and director (if applicable) of the Company and, if applicable, its subsidiaries. In the event that Executive has breached any obligations described in Section 8(c), then (x) the Cash Severance Benefits shall terminate and Executive shall no longer be entitled to them; (y) Executive shall promptly repay to the Company any Cash Severance Benefits previously received by Executive; and (z) all options, awards and purchase rights held by Executive shall no longer be exercisable as of the date of Executive's breach. Such termination and repayment of Cash Severance Benefits and cessation of the right to exercise shall be in addition to, and not in lieu of, any and all available legal and equitable remedies, including injunctive relief. Notwithstanding anything in this Agreement to the contrary, any payment dates will be delayed until after the separation agreement referred to in clause (a) above is executed by Executive, and any applicable revocation periods required by law have expired.

        9.    Taxes.    All payments and benefits described in this Agreement shall be subject to any and all applicable federal, state, local and foreign withholding, payroll, income and other taxes.

        10.    Certain Reduction of Payments.    If (a)(i) the Severance Benefits, (ii) the Change in Control Benefits, (iii) the benefits received under Section 6 hereof and/or (iv) any payment or benefit received or to be received by Executive pursuant to any other plan, arrangement or agreement (collectively, the "Total Payments") would constitute (in whole or in part) an "excess parachute payment" within the meaning of Section 280G(b) of the Code, and (b) Executive would retain more of the Total Payments (after the payment of applicable tax liabilities imposed on the Total Payments) in the event that the Cap (defined below) is imposed, then the amount of the Total Payments shall be reduced until the

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aggregate "present value" (as that term is defined in Section 280G(d)(4) of the Code using the applicable federal rate in effect on the date of this Agreement) of the Total Payments is such that no part of the Total Payments constitutes an "excess parachute payment" within the meaning of Section 280G(b) of the Code (the "Cap").

        11.    Exclusive Remedy.    Except as expressly set forth herein or otherwise required by law, Executive shall not be entitled to any compensation, benefits, or other payments as a result of or in connection with the termination or resignation of Executive's employment at any time, for any reason. The payments and benefits set forth in Section 4, 5 and 6 hereof shall constitute liquidated damages and shall be Executive's sole and exclusive remedy for any claims, causes of action or demands arising under or in connection with this Agreement or its alleged breach, the termination or resignation of Executive's employment relationship, or the cessation of holding an Executive Office.

        12.    Governing Law/Forum.    The parties agree that any claims arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, and this Agreement shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such State, without giving effect to the principles of conflicts of laws thereof. In addition, each of the parties, by its or his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of Massachusetts with respect to any claims arising out of or in connection with this Agreement and agrees not to commence any such claims or actions other than in such courts. The prevailing party in any action arising out of or in connection with this Agreement shall be entitled to payment, by the other party, of the prevailing party's reasonable expenses and attorneys' fees incurred in connection with such action.

        13.    Entire Agreement.    This Agreement shall constitute the sole and entire agreement among the parties with respect to the subject matter hereof, and supersedes and cancels all prior, concurrent and/or contemporaneous arrangements, understandings, promises, programs, policies, plans, practices, offers, agreements and/or discussions, whether written or oral, by or among the parties regarding the subject matter hereof, including, but not limited to, those constituting or concerning employment agreements, change in control benefits and/or severance benefits; provided, however, that this Agreement is not intended to, and shall not, supersede, affect, limit, modify or terminate any of the following, all of which shall remain in full force and effect in accordance with their respective terms: (i) any written agreements, programs, policies, plans, arrangements or practices of the Company that do not relate to the subject matter hereof; (ii) any written stock or stock option agreements between Executive and the Company (except as expressly modified hereby); and (iii) any written agreements between Executive and the Company concerning noncompetition, nonsolicitation, inventions and/or nondisclosure obligations.

        14.    Successors and Assignment.    Executive may not assign any rights or delegate any duties or obligations under this Agreement. The Company will require its respective assigns and Successors to expressly assume this Agreement and to agree to perform hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. Regardless of whether such an agreement is executed, this Agreement shall inure to the benefit of, and be binding upon, the Company's Successors and assigns and Executive's heirs, estate, legatees, executors, administrators, and legal representatives.

        15.    Notices.    All notices required hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail (or similar means for non-U.S. addresses), return receipt requested, and shall be effective upon receipt if by personal delivery or facsimile or three (3) business days after mailing if sent by certified or registered mail (or similar means for non-U.S. addresses). All notices shall be addressed as specified on the first page of this Agreement or to such other address as the parties may later provide in writing.

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        16.    Severability/Reformation.    If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

        17.    Modification.    This Agreement may be modified or waived only in accordance with this Section 17. No waiver by any party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between or among the parties, but only by a written instrument signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company is effective without written consent of the Chairman of the Board of the Company.

        18.    Survival of Obligations and Rights.    Notwithstanding anything to the contrary in this Agreement, provisions herein shall survive the termination of Executive's employment by the Company prior to a Change in Control, or due to an Involuntary Termination Upon a Change in Control or a Resignation for Good Reason Upon a Change in Control or, other expiration or termination of this Agreement, if so provided herein or if necessary or desirable to fully accomplish the purposes of such provisions, including the obligations and rights contained in Sections 4 through 20 hereof.

        19.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        20.    Section Headings.    The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

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